EXHIBIT 10.1

Li3ENERGY

Santiago, February 17th, 2011

To:

•	Shareholders selling the following Legal Mining Companies:

•	Sociedad Legal Minera Litio 1 de la Sierra Hoyada de Maricunga;

•	Sociedad Legal Minera Litio 2 de la Sierra Hoyada de Maricunga;

•	Sociedad Legal Minera Litio 3 de la Sierra Hoyada de Maricunga;

•	Sociedad Legal Minera Litio 4 de la Sierra Hoyada de Maricunga;

•	Sociedad Legal Minera Litio 5 de la Sierra Hoyada de Maricunga;

•	Sociedad Legal Minera Litio 6 de la Sierra Hoyada de Maricunga.

Through:
JUAN CARLOS MÉNDEZ
ASESORIAS Y CONSULTORA JUAN CARLOS MÉNDEZ Y CIA LTDA
AGUSTINAS 641 PISO 6
SANTIAGO, CHILE

Re: Sociedad Legal Minera Litio 1 de la Sierra Hoyada de Maricunga and other companies’ Stock Purchase Binding Offer.

Dear Mr. Méndez:

In the name and on behalf of Li3 Energy, Inc. (“Purchaser”) and having all of the required internal approvals form its Board of Directors, I respectfully present to you the following:

(i) Pursuant to the provisions of paragraph V of the letter of intent signed by the undersigned and his client (the “Non Binding Offer”), dated November 29, 2010 whose copy, which was duly signed by the parties, is attached hereto as an integral part of this binding offer and under the terms defined therein, which establishes that Purchaser would perform a due diligence on the Companies, the Assets and the Project.  If, after the due diligence has been performed it is determined, in its opinion, that the Acquisition complies with all of its purposes and investment criteria, Purchaser must present a final and binding proposal (the “Binding Proposal”) ratifying the proposed sales terms, conditions and consideration.

(ii) Pursuant to the provisions and definitions of paragraph V of the Non Binding Offer, considering that the Acquisition complies with the purposes and investment criteria of Li3 Energy Inc., Purchaser hereby and by means of this letter ratifies as a Binding Proposal each and all of the terms, commitments, conditions and considerations proposed in the said Non Binding Offer.  To such effects and as of this date, Li3 Energy, Inc. deems all of the following necessary conditions contained in the Non Binding Offer, therefore, they will not be binding nor will they be and obstacle for the Closing:

1. Clause IV. Conditions

“a. The completion of the due diligence process as outlined in Title V, below, to the satisfaction of Purchaser:”

“c. Obtaining the documents and approvals that are necessary for the Closing to be executed”

2. Clause VIII. Binding Scope

“(i) internal approvals of Li3 Energy’s Board of Directors”

“(iii) satisfactory revision and analysis of the legal, tax, commercial, technical, environmental, accounting and financial aspects of the due diligence:”

(iii) Consequently, Sellers will be entitled to accept or reject this Binding Offer.

After the acceptance hereof, Purchaser and Sellers shall negotiate in good faith a stock purchase agreement pursuant to the terms and conditions established in the said Non Binding Offer; as well as the acceptance and execution of all the acts and agreements necessary to complement and perfect the purchase of stock.  All within a term of thirty days as form Sellers’ approval hereof.

We thank you for taking the time to read this setter and we look forward to reaching a mutually satisfactory closing within the expected terms.

Sincerely,
Li3 Energy, Inc.

/s/ Luis Sáenz
Name: Luis Sáenz
Title: Chief Executive Officer

Received and Accepted:

/s/ Jorge Rodión Barrozo Sankan
Jorge Rodión Barrozo Sankan
6 shares

/s/ Calcata Sociedad Anónima
“Calcata Sociedad Anónima”
25 shares

/s/ Campos Mineral Asesorías Profesionales Limitada
“Campos Mineral Asesorías Profesionales Limitada”
9 shares

/s/ Carlos Roberto Gaona Velasco
Carlos Roberto Gaona Velasco
9 shares

/s/ Christian Ricardo Hidalgo Reyes
Christian Ricardo Hidalgo Reyes
8 shares

/s/ Jean Pierre Naciff Catalano
Jean Pierre Naciff Catalano
4 shares

/s/ Juan Carlos Méndez González
Juan Carlos Méndez González
Offer Recipient